Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Nick Harvey
Chief Financial Officer
(617) 551-4704

Radius Announces Closing of $91 Million Financing to Advance

BA058 Injection into Phase 3 Osteoporosis Study

—Nordic Bioscience Will Manage Phase 3 Pivotal Clinical Trial—

—Alan Auerbach, Kurt Graves, Martin Muenchbach, Elizabeth Stoner Join Board of Directors—

CAMBRIDGE, Mass., May 24, 2011— Radius Health, Inc. (“Radius”) today announced that the company has raised approximately $91 million in its third financing round, including $66 million in equity financing and a commitment by GE Capital, Healthcare Financial Services and Oxford Finance LLC to a $25 million multi-draw term loan facility. Five new investors, including BB Biotech AG, Brookside Capital, Saints Capital, Nordic Bioscience (“Nordic”), and Ipsen Pharma SAS (“Ipsen”) joined existing investors MPM Capital, BB Biotech Ventures, MPM Bio IV NVS Strategic Fund, The Wellcome Trust, HealthCare Ventures, and Scottish Widows Investment Partnership in the equity financing. At the initial closing of the financing, Radius received gross proceeds of $22 million in equity and $6.25 million in debt, and $1.4 million of preferred stock was issued to Ipsen in lieu of a cash milestone payment. Radius will receive the balance of funds in two subsequent tranches upon written request to its investors and lenders. Leerink Swann acted as exclusive placement agent for the equity financing.

Radius will use the proceeds primarily to fund Phase 3 clinical development of the subcutaneous injection form of BA058, the company’s novel, proprietary PTHrP (parathyroid hormone-related protein) analog, for the treatment of osteoporosis. Data from the study are intended to form the primary basis for an efficacy claim to support applications for marketing authorization of BA058 Injection in the United States and Europe.

“We are very pleased to have the confidence of such a prominent group of investors in BA058’s future prospects, and the benefit of Nordic’s expertise in our Phase 3 program,” said C. Richard Lyttle, PhD, President and Chief Executive Officer of Radius. “The addition of the term loan facility further strengthens our ability to work aggressively to complete our Phase 3 study and to evaluate partnering opportunities, with minimum dilution to our investors.”

Radius also announced today that immediately following the initial closing of the equity financing, it merged with MPM Acquisition Corp. (“MAC”), an unlisted public reporting shell company. The surviving company will be renamed Radius Health, Inc. and will continue to maintain the status of a reporting company with the

Securities and Exchange Commission. Radius shareholders will hold 100 percent of the resulting company’s equity. Radius Health, Inc. plans to apply for a listing on a national securities exchange upon satisfaction of criteria for an initial listing on the exchange.

In connection with the financing, Radius completed a services agreement with Nordic whereby Nordic will manage the pivotal Phase 3 clinical trial of BA058 Injection. The 18-month study will enroll 2,400 patients and will be conducted in eight countries at 11 centers operated by the Center for Clinical and Basic Research, a leading clinical research organization with extensive experience in global osteoporosis registration studies.

“Osteoporosis is a serious medical condition worldwide for which patients have few options for long-term treatment,” said Claus Christiansen, MD, Founder and Chairman of Nordic Bioscience and a world-recognized expert in osteoporosis. “There remains a significant unmet need for new anabolic therapies, which build new bone rather than slow its breakdown. We at Nordic are excited about working with Radius on this Phase 3 study for BA058, which we believe will lead to an important new anabolic therapy for this debilitating condition.”

In connection with the financing and the combination with MAC, Martin Muenchbach, PhD, Managing Director of BB Biotech Ventures, joined the Radius Board of Directors, along with three senior industry executives: Alan Auerbach, Founder, President, and CEO of Puma Biotechnology as well as Founder, President, and CEO of Cougar Biotechnology prior to its acquisition by Johnson & Johnson; Kurt Graves, former Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals and former Global Head of the General Medicines Business and Chief Marketing Officer for the Pharmaceuticals division of Novartis; and Elizabeth Stoner, MD, a Managing Director of MPM Capital who was formerly Senior Vice President of Global Clinical Development Operations for Merck. The full Radius Board of Directors now comprises seven members, rounded out by Ansbert Gadicke, MD, Founding Managing Director of MPM Capital; Jonathan Fleming, Managing General Partner of Oxford Bioscience Partners; and C. Richard Lyttle, PhD, President and Chief Executive Officer of the company.

About BA058

BA058 is Radius’ novel analog of hPTHrP (human parathyroid hormone-related protein) in development by Radius in both subcutaneous injection and transdermal delivery forms as a treatment for osteoporosis. In Phase 1 and 2 studies, BA058 Injection has demonstrated the potential to widen the anabolic window for osteoporosis therapy by stimulating bone formation with limited effect on bone resorption and greatly reduced risk of hypercalcemia. In the Phase 2 study, BA058 achieved greater and faster gains in bone mineral density (BMD) at critical fracture sites compared to Forteo®, with a lower incidence of hypercalcemia. In addition, BA058 Injection has demonstrated long-term stability in use at room temperature, an important convenience advantage for patients that would eliminate the refrigeration requirement of daily-injected Forteo. The BA058 Microneedle Patch—the transdermal form of BA058 under development by Radius in collaboration with 3M Drug Delivery Systems—is currently undergoing Phase 1 clinical trials. Radius acquired exclusive worldwide rights (excluding Japan) to develop, manufacture, and distribute BA058 and its analogs from Ipsen in 2005.

About Osteoporosis

Osteoporosis is a leading cause of morbidity and mortality in elderly people worldwide. In the U.S. alone, more than 44 million men and women have osteoporosis or low bone-mineral density. Women in the U.S. over the age of 50 have a 50 percent risk of osteoporotic fracture in their remaining lifetimes. Twenty percent of hip-fracture patients enter long-term care, and 24 percent of hip fracture patients 50 years of age and older die within one year following their injury.

About Nordic Bioscience (WWW.NORDICBIOSCIENCE.COM)

Nordic Bioscience is a privately owned biotechnology group with operations in Herlev, Denmark, and Beijing, China. With more than 20 years of experience in clinical research, Nordic Bioscience offers all aspects of scientific and regulatory consulting for clinical drug development programs, with a focus on osteoporosis and osteoarthritis. To further augment its service offerings, Nordic Bioscience has formed a strategic partnership with CCBR/SYNARC, a leading provider of medical image-analysis, subject-recruitment, and biochemical-marker services.

About Radius (WWW.RADIUSPHARM.COM)

Radius is a leading company developing a new generation of drug therapies for osteoporosis and women’s health. BA058, Radius’ novel, proprietary analog of PTHrP (parathyroid hormone-related protein), is in clinical development as a treatment for osteoporosis in two delivery options: BA058 Injection is a subcutaneous injection in Phase 3 clinical study; and the BA058 Microneedle Patch, currently in Phase 1 study, is a short wear-time, transdermal patch based on a microneedle technology from 3M Drug Delivery Systems that is intended to promote improved patient compliance and drive an expansion of the osteoporosis market. The company has a pipeline of additional drug candidate programs in earlier stages of development. Radius is located in Cambridge, Massachusetts.

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